Exhibit 99.1

Airgas Highlights Strong Growth Prospects at Analyst Meeting; Fiscal 2016 Goals Reflect Significant Improvement in Operating Margin and Returns

RADNOR, Pa.--(BUSINESS WIRE)--December 5, 2012--Airgas, Inc. (NYSE: ARG) today will hold its 2012 analyst meeting, during which it will discuss strategies for organic and acquisition growth, operating efficiency opportunities, the progress of the Company’s SAP implementation, and fiscal 2016 financial goals.

“Airgas is stronger than ever and well-positioned for long-term growth,” said Airgas Executive Chairman Peter McCausland. "While near-term uncertainty persists in the macroeconomic environment, we’re very optimistic about the long-term prospects for the U.S. manufacturing and energy industries and our ability to leverage our unique value proposition and unrivaled platform to drive growth in these and other key market segments.”

Airgas President and Chief Executive Officer, Michael L. Molinini, will discuss the Company's strategy for sales channel optimization, including its investments in its Airgas Total Access™ telesales program and the development of a robust eBusiness platform. Andrew R. Cichocki, Senior Vice President – Distribution Operations and Business Process Improvement, will provide an update on the progress of the Company’s SAP implementation and discuss supply chain optimization opportunities, and Ronald J. Stark, Senior Vice President – Sales and Marketing, will provide insight into each of the Company’s key market segments.

Molinini commented, “The foundation we have built is strong, and development of the programs to further leverage our foundation for long-term growth and enhanced profitability is well down the road to completion.”

Airgas Senior Vice President and Chief Financial Officer, Robert M. McLaughlin, will review the Company's strong financial profile and resilient business model, and introduce fiscal 2016 financial goals. “While near-term business conditions are challenging, we remain focused on the key metrics that drive shareholder value creation,” said McLaughlin. “In fiscal 2016, subject to certain assumptions, we expect to have grown revenues to more than $6.5 billion, increased operating margins to between 15% and 16%, and expanded return on capital* to between 17% and 18%.”

The presentation materials, including assumptions associated with financial goals and reconciliations of non-GAAP financial measures, are available on the Company website at http://investor.shareholder.com/arg/slides.cfm.

The presentation will begin at 2:00pm ET and is expected to end by 5:30pm ET. Interested parties may listen to a live webcast or replay until January 5 at http://investor.shareholder.com/arg/events.cfm.

*See attached reconciliation and computation of the non-GAAP return on capital financial measure.

About Airgas, Inc.

Airgas, Inc. (NYSE: ARG), through its subsidiaries, is one of the nation’s leading suppliers of industrial, medical and specialty gases, and hardgoods, such as welding equipment and related products. Airgas is a leading U.S. producer of atmospheric gases with 16 air separation plants, a leading producer of carbon dioxide, dry ice, and nitrous oxide, one of the largest U.S. suppliers of safety products, and a leading U.S. supplier of refrigerants, ammonia products, and process chemicals. More than 15,000 employees work in approximately 1,100 locations, including branches, retail stores, gas fill plants, specialty gas labs, production facilities and distribution centers. Airgas also markets its products and services through eBusiness, catalog and telesales channels. Its national scale and strong local presence offer a competitive edge to its diversified customer base. For more information, please visit www.airgas.com.

This press release contains statements that are forward looking as that term is defined by the Private Securities Litigation Reform Act of 1995 or by the SEC in its rules, regulations and releases. These statements include, but are not limited to: our expectations for long-term growth and enhanced profitability; operating efficiency opportunities, sales channel and supply chain optimization; our SAP implementation; and our financial goals for fiscal year 2016, including sales growth, increased operating margins and expanded return on capital. Forward-looking statements also include any statement that is not based on historical fact, including statements containing the words “believes,” “may,” “plans,” “will,” “could,” “should,” “estimates,” “continues,” “anticipates,” “intends,” “expects” and similar expressions. All forward-looking statements are based on current expectations regarding important risk factors and should not be regarded as a representation by us or any other person that the results expressed therein will be achieved. Airgas assumes no obligation to revise or update any forward-looking statements for any reason, except as required by law. Important factors that could cause actual results to differ materially from those contained in any forward-looking statement include: continued or increased disruption in our helium supply chain; adverse changes in customer buying patterns resulting from deterioration in current economic conditions; weakening of the U.S. economy, including the U.S. manufacturing sector; weakening in the operating and financial performance of our customers, which could negatively impact our sales and our ability to collect our accounts receivable; postponement of projects due to economic developments; customer acceptance of price increases; supply cost pressures; increased industry competition; our ability to successfully identify, consummate, and integrate acquisitions; our continued ability to access credit markets on satisfactory terms; significant fluctuations in interest rates; increases in energy costs and other operating expenses eroding planned cost savings; higher than expected implementation costs of the SAP system; conversion or implementation problems related to the SAP system that disrupt our business and negatively impact customer relationships; our ability to achieve anticipated benefits enabled by our conversion to the SAP system; higher than expected costs related to our Business Support Center transition; our ability to develop and successfully implement, and our customers’ acceptance of, our sales and marketing strategies; the impact of tightened credit markets on our customers; the impact of changes in tax and fiscal policies and laws; the potential for increased expenditures relating to compliance with environmental regulatory initiatives; the impact of new environmental, healthcare, tax, accounting, and other regulation; the effect of catastrophic events; political and economic uncertainties associated with current world events; and other factors described in our reports, including our March 31, 2012 Form 10-K, subsequent Forms 10-Q, and other forms filed by us with the Securities and Exchange Commission.

Reconciliation of Non-GAAP Financial Measure (Unaudited)

Reconciliation and computation of return on capital:

FY2016 Goal
($ in millions)	(Mid-Point)

Operating Income - Trailing Twelve Months	$1,010

5-Quarter Averages:

Total Assets	6,330
Current Liabilities (exclusive of debt)	(550)
Average Capital Employed	$5,780

Return on Capital	17.5%

The Company believes its return on capital financial measure helps investors assess how effectively it uses the capital invested in its operations. Non-GAAP financial measures should be read in conjunction with GAAP financial measures, as non-GAAP financial measures are merely a supplement to, and not a replacement for, GAAP financial measures. It should be noted as well that the Company’s return on capital financial measure may be different from the return on capital financial measures provided by other companies.

CONTACT:
Airgas, Inc.
Media Contact:
Doug Sherman, 610-902-6270
doug.sherman@airgas.com
or
Investor Contact:
Barry Strzelec, 610-902-6256
barry.strzelec@airgas.com